Exhibit 21

                     Subsidiaries of Marcam Solutions, Inc.

         Unless otherwise noted, the Company owns, directly or indirectly, 100% of the outstanding voting securities of the following corporations

                                                        Jurisdiction of
         Name                                           Incorporation
         ----                                           ---------------
GmbH Holdings Corporation                               Delaware

MaCam K.K.                                              Japan

Maincor Consulting Inc.                                 Canada

Marcam Argentina S.A.(1)                                Argentina

Marcam Asia Pacific Pte. Ltd.                           Singapore

Marcam Australia Pty Limited                            Australia

Marcam do Brazil Sistemas Ltda.                         Brazil

Marcam Canada Corporation                               Canada

Marcam Canada Holding Corporation                       Canada

Marcam Europe Limited                                   United Kingdom

Marcam Europe Middle East & Africa S.a.r.l.             France

Marcam France S.a.r.l.                                  France

Marcam GmbH                                             Germany

Marcam International Sales Corporation                  Virgin Islands

Marcam Nederland B.V.                                   Holland

Marcam Securities Corporation                           Massachusetts

Marcam Solutions Ltd.                                   United Kingdom

Marcam UK Company                                       United Kingdom

ShawWare, Inc.                                          Oregon

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(1)  1% owned by Gonzalo E. Caceres